UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 20, 2006

Date of Report (Date of earliest event reported)

WASTE CONNECTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31507	94-3283464
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

35 Iron Point Circle, Suite 200, Folsom,    CA 95630

(Address of principal executive offices)     (Zip Code)

(916) 608-8200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On March 20, 2006, Waste Connections, Inc., a Delaware corporation (the “Company”), completed its offering of $200,000,000 aggregate principal amount of its 3.75% Convertible Senior Notes due 2026 (the “Notes”), pursuant to a private placement. The terms and conditions of the Notes, including a form of the Company’s 3.75% Senior Notes due 2026, and related matters are set forth in the Indenture, dated as of March 20, 2006, between the Company and U.S Bank National Association, as trustee (the “Indenture”). A copy of the Indenture, including the form of the note, the terms of which are incorporated herein by reference, is attached as Exhibit 4.1 to this report.

The Notes rank equally in right of payment to all of the Company’s other existing and future senior unsecured and unsubordinated indebtedness, including indebtedness under the Company’s credit facility. The Notes rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness and are subordinated in right of payment to the Company’s secured obligations to the extent of the assets securing such obligations. The Notes bear interest at 3.75% per annum payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2006, until the maturity date of April 1, 2026. The Company’s obligations under the Notes are not guaranteed by any third party.

The Notes are convertible into cash and, if applicable, shares of Common Stock based on an initial conversion rate of 19.6078 shares of Common Stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $51.00 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of the Common Stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the applicable conversion price per share, which is $1,000 divided by the then applicable conversion rate; (2) if the Company has elected to redeem the Notes; and (3) under specified corporate transactions. The holders of the Notes who convert their Notes in connection with a change in control (as defined in the Indenture) may be entitled to a make-whole premium in the form of an increase in the conversion rate.

Beginning on April 1, 2010, the Company may redeem in cash all or part of the Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest, including additional interest, if any, and, if redeemed prior to April 1, 2011, the make whole payment (as defined in the Indenture). The holders of the Notes have the ability to require the Company to repurchase all or a part of the Notes in cash on each of April 1, 2011, 2016 and 2021, and in the event of a change of control of the Company, at a purchase price of 100% of the principal amount of the Notes plus any accrued and unpaid interest, including additional interest, if any.

In connection with the issuance and sale of the Notes, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated March 20, 2006, with Citigroup Global Markets Inc. and Banc of America Securities LLC, in their capacity as representatives of the initial purchasers of the Notes (collectively, the “Initial Purchasers”). A copy of the Registration Rights Agreement, the terms of which are incorporated herein by reference, is attached as Exhibit 4.2 to this report.

Concurrently with the sale of the Notes, the Company purchased 1,885,500 shares of Common Stock from the Initial Purchasers in privately negotiated transactions, for a purchase price of approximately $71.3 million pursuant to the Company’s stock repurchase program.

An affiliate of Banc of America Securities LLC is the Administrative Agent under the Company’s senior secured revolving credit facility. Deutsche Bank Securities, Inc., an initial purchaser of the Notes, is the syndication agent under such credit facility. Banc of America Securities LLC and Deutsche Bank Securities, Inc. are joint lead arrangers and joint book running managers under such credit facility. In addition, affiliates of the Initial Purchasers are lenders under the Company’s senior secured revolving credit facility.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth in Items 1.01 and 2.03 above is incorporated in this Item 3.02 by reference.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers.

The net proceeds from the offering, after deducting the initial purchasers’ discount of approximately $5 million and the estimated offering expenses payable by the Company, are expected to be approximately $194.4 million.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of March 20, 2006, between Waste Connections, Inc. and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated March 20, 2006, between Waste Connections, Inc. and Citigroup Global Markets Inc. and Banc of America Securities LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.
(Registrant)

Date: March 23, 2006	BY:	/s/ Worthing F. Jackman
Worthing F. Jackman,
Chief Financial Officer